Exhibit 5.1

Stevens & Lee
Lawyers & Consultants

111 North 6th Street
Reading, PA 19601
(610) 478-2000  Fax (610) 376-5610
www.stevenslee.com

February 16, 2011

Board of Directors
AgFeed Industries, Inc.
Rm. A1001-1002, Tower 16
Hengmao International Center
333 S. Guangchang Road
Nanchang, Jiangxi Province
The People’s Republic of China  330003

Re:	Registration Statement on Form S-8

Gentlemen:

In connection with the registration of 3,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), by AgFeed Industries, Inc. (the “Company”), covered by the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to potential issuance of the Common Stock under the AgFeed Industries, Inc. 2010 Long-Term Incentive Plan, we, as counsel to the Company, have reviewed:

(1)  the articles of incorporation of the Company;

(2)  the amended and restated bylaws of the Company;

(3)  resolutions adopted by the board of directors of the Company relating to the Registration Statement;

(4)  the Registration Statement; and

(5)  copies of the certificates representing shares of the Common Stock.

In rendering this opinion letter, we have relied as to matters of material fact upon the representations of members of the Company’s management; however, we have no reason to believe that any such representations are incorrect or incomplete.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.  In connection with this letter, we have concerned ourselves solely with the application of the laws of the State of Nevada and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

Philadelphia     •     Reading     •     Valley Forge     •     Lehigh Valley     •     Harrisburg     •     Lancaster     •     Scranton
Williamsport      •       Wilkes-Barre       •       Princeton       •       Cherry Hill        •       New York        •       Wilmington

a professional corporation

Stevens & Lee
Lawyers & Consultants

Board of Directors
February 16, 2011

Based upon our review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued under the terms set forth in the Registration Statement, will be fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STEVENS & LEE

/s/ Stevens & Lee